Exhibit 99.1

rVue Holdings, Inc.Appoints Robert W. Roche to Board of Directors

Ft. Lauderdale, FL.,March12, 2012–rVue Holdings, Inc. (OTCBB: RVUE) announced today that Robert W. Roche has been appointed to the Board of Directors, effective March 9, 2012.

Robert W. Roche is a co-founder and Chairman of the Board of Directors of Acorn International, Inc. (NYSE: ATV), a multi-platform media and branding company and one of the first companies in China to use TV direct sales programs, often referred to as TV infomercials, in combination with non-TV direct sales platforms and a nationwide distribution network to market and sell consumer products. He is an entrepreneur, attorney and private equity investor and conducts numerous business operations throughout Asia and the United States. Mr. Roche is also the co-founder and Chairman of Oak Lawn Marketing, the largest infomercial company in Japan and has lived in Japan and China for more than 27 years.  President Obama named Mr. Roche to the United States Trade Representative’s Advisory Committee for Trade Policy and Negotiations and he is on the President’s 100,000 Strong Federal Advisory Committee.  Mr. Roche’s other civic contributions include serving as prior Chairman of the Board of Governors of the American Chamber of Commerce in Shanghai, member of the American Chamber of Commerce Japan Board of Governors, and a Board Member at the USA Pavilion, Expo 2010 Shanghai.  In addition to funding his own foundation, the Roche Family Foundation, which financially supports international, educational and other community initiatives, Mr. Roche has endowed a chair at Nanzan University in Nagoya, Japan, and has established a Masters of Laws (LLM) in International Business Transactions program at the University of Denver, Sturm College of Law. Mr. Roche received his bachelor's degree in Economics and Japanese Studies from Illinois State University in 1985 and a J.D. degree from the University of Denver in 1988.

“Robert Roche is a respected leader with a successful track record in marketing, media, consumer engagement and international distribution,” comments Michael Mullarkey, Chairman of the Board. “As rVue continues to expand and deepen its reach, we welcome the addition of his experienceand global perspective.”

About rVue:
rVue Holdings, Inc, through its wholly owned subsidiary, rVue, Inc., is an advertising technology and strategic media services company which has developed and operates an integrated advertising exchange and digital distribution platform for the Digital Out-of-Home (DOOH) industry. Through the rVue platform, advertisers have the ability to reach more than 235 million daily impressions in digital out of home media. rVue's technology is designed to empower its network and advertising partners with intelligent and scalable solutions that provide ROI and accelerate the adoption of rich digital media. For more information, please visit www.rvue.com.

CONTACT INFORMATION:

Business and Press Inquiries: Dawn Rahicki Chief Marketing Officer rVue, Inc. connect@rVue.com 954.356.5442	Investor Inquiries: Brett Maas Hayden IR brett@haydenir.com 646.536.7331 and	David Fore Hayden IR dave@haydenir.com 206.395.2711